Digi International Reports Fourth Quarter and Fiscal 2003 Results

(Minneapolis, November 6, 2003) - Digi International® Inc. (NASDAQ: DGII) today reported fourth fiscal quarter 2003 revenue of $26.3 million, compared to $25.1 million in the fourth fiscal quarter of 2002. Revenue for the quarter was slightly above the upper end of management’s recently updated guidance of $26.0 - $26.2 million.

Revenue from Digi Connectware products was $18.3 million for the fiscal fourth quarter of 2003. Device Networking products, which include NetSilicon and the Device Server product lines, contributed $8.0 million for the quarter.

Digi reported net income of $1.8 million for the fourth fiscal quarter of 2003, or $0.09 per diluted share, compared to a net loss of $4.4 million, or $0.20 per diluted share, during the fourth fiscal quarter of 2002. Earnings per diluted share exceeded the upper end of management’s recently updated guidance of $0.07 — $0.08.

Digi completed the 2003 fiscal year with revenues of $102.9 million, compared to revenues of $101.5 million in fiscal year 2002. As previously announced, Digi adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142), effective October 1, 2002. Digi recorded a non-cash goodwill impairment charge of $43.9 million. The charge is reported as a cumulative effect of a change in accounting principle. Including the impact of SFAS 142, Digi recorded a GAAP net loss of $37.3 million, or $1.76 per diluted share in fiscal 2003, compared to a net loss of $12.8 million, or $0.65 per diluted share in fiscal 2002. Digi reported income before the cumulative effect of the accounting change of $6.6 million, or $0.31 per diluted share. Income before the cumulative effect of the accounting change for fiscal year 2003 exceeded management’s recently updated guidance of $0.28 to $0.30.

Gross margin in the fiscal fourth quarter of 2003 was 59.1% compared to 55.9% in the fiscal fourth quarter of 2002. Gross margin for fiscal year 2003 was 59.6%, compared to 54.7% from the previous year. The increase in 2003 is due to the introduction and expansion of higher margin networking connectivity products in both the Connectware and Device Networking segments. Certain of the Company’s mature products that generate high margins also continued to perform well in fiscal 2003.

Total operating expenses in the fiscal fourth quarter of 2003 were $14.0 million compared to $20.6 million in the fiscal fourth quarter of 2002. Operating expenses for the full fiscal year 2003 totaled $55.6 million, compared to $77.3 million in fiscal year 2002. The decrease in 2003 operating expenses is primarily due to restructuring activities that took place at the end of fiscal 2002, in addition to cost controls that have been in place

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throughout fiscal 2003. The cost saving measures undertaken at the end of fiscal 2002, combined with the continuing cost controls that were in place in fiscal 2003 resulted in savings of $11.7 million in sales and marketing, research and development, general and administrative expenses, and intangibles amortization in 2003.

Digi’s cash and cash equivalents and marketable securities balance at the end of the quarter was $57.6 million, an increase of $3.1 million from the end of the prior quarter. The increase is primarily a result of cash generated from operations of $6.8 million, offset partially by net cash used in financing activities of $3.5 million to pay down long-term debt in its European operations and partially replace it with lower-interest, short-term borrowing. Days sales outstanding (DSO) was at 32 days for fiscal 2003, compared to 33 days for fiscal 2002. Digi’s cash per share, defined as cash and cash equivalents and marketable securities divided by September 30, 2003 shares outstanding of 20,242,491, was $2.85. Tangible book value per share was $4.06.

“The Digi team put together four quarters of positive operating income and operating cash flow in fiscal 2003,” said Joe Dunsmore, Chairman, President and CEO of Digi.

The fiscal 2003 highlights:

•	NetSilicon launched NET+Works® 6.0, the latest version of a fully integrated, royalty-free, NET+Works software suite for embedded device networking.

•	NetSilicon introduced an ARM 9 NET+ARM processor for embedded device networking. The NS9750 is the highest performance, most integrated NET+ARM processor available.

•	NetSilicon introduced an ARM 7 NET+ARM processor for embedded device networking. The NS7520 is a very low cost, yet high performance NET+ARM processor.

•	NetSilicon announced a distribution agreement with Nu Horizons, naming Nu Horizons the exclusive North American distribution partner and a non-exclusive distribution partner in Asia for NetSilicon’s award winning NET+ARM® family of 32-bit microprocessors and NET+Works® software development tools.

•	Digi launched Wavespeed/S wireless serial adapter, the first device of its kind suitable for mission-critical applications, offering EIA-232 serial cable replacement with a wireless alternative that increases user mobility.

•	Digi released the Digi Connect ME™, the most powerful and customizable embedded networking solution available, as well as one of the smallest.

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•	Digi began shipping its newly released Digi TS™ W family of one-, two-, and four-port serial to wireless Ethernet device servers, the first in a series of products to ship with 802.11b wireless connectivity.

•	The Digi CM™ console server began providing a secure graphical user interface for easy out-of-band management of the Microsoft Windows Server 2003 family of servers.

•	Digi’s AnywhereUSB® Remote I/O Concentrator was chosen as one of the three finalists in PC Magazine’s Awards for Technical Excellence, further validating Inside Out Networks’ position as an industry leader in providing USB connectivity solutions.

•	The Digi One IA RealPort™ received the Control Engineering Editors’ Choice Award.

•	Digi signed an agreement with Lantronix to dismiss the patent infringement and trade secret lawsuits between the companies. The companies also agreed to cross license certain patents.

•	Digi repurchased 2.4 million common shares from Sorrento Networks, resulting in the acquisition of all of Sorrento’s equity interest in Digi.

First Quarter and Fiscal 2004 Guidance

Digi expects first quarter 2004 revenue to be in the range of $25 to $26 million and anticipates earnings per diluted share to be in the range of $0.04 to $0.06. For the full fiscal year 2004, Digi forecasts revenue to increase over fiscal year 2003 revenue by 2% to 7%. Digi expects earnings per diluted share for fiscal 2004 to be $0.26 to $0.32. Fiscal year 2003 earnings per diluted share includes $0.09 relating to the tax benefits of net operating loss carryforwards recorded in fiscal 2003. Earnings per diluted share for fiscal 2004 are expected to increase by 18% to 45% over fiscal 2003 earnings per diluted share before the cumulative effect of the accounting change related to the adoption of SFAS 142 and the tax benefits of the net operating loss carryforwards.

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Digi International Inc.
Condensed Consolidated Statement of Operations
For the three months and year ended September 30, 2003 and 2002
(In thousands, except per share and share amounts)

	Three months ended		Year ended

	2003	2002	2003	2002

Net sales	$26,320	$25,083	$102,926	$101,536
Cost of sales	10,766	11,065	41,580	46,012

Gross margin	15,554	14,018	61,346	55,524
Operating expenses:
Sales and marketing	6,346	6,893	24,734	28,808
Research and development	4,177	5,435	15,968	19,530
General and administrative	2,404	3,311	9,039	11,611
Goodwill and intangibles amortization	1,282	2,294	6,485	7,945
In-process research and development	—	—	—	3,100
Loss on sale of MiLAN business	—	—	—	3,617
Restructuring	(164)	2,696	(600)	2,696

Total operating expenses	14,045	20,629	55,626	77,307

Gain from forgiveness of grant payable	255	—	553	1,068

Operating income (loss)	1,764	(6,611)	6,273	(20,715)
Other income, net	186	322	296	1,255

Income (loss) before income taxes and cumulative effect of accounting change	1,950	(6,289)	6,569	(19,460)
Income tax provision (benefit)	145	(1,933)	(23)	(6,675)

Net income (loss) before cumulative effect of accounting change	1,805	(4,356)	6,592	(12,785)
Cumulative effect of accounting change	—	—	(43,866)	—

Net income (loss)	$1,805	$(4,356)	$(37,274)	$(12,785)
Income (loss) per common share, basic:
Before cumulative effect of accounting change	$0.09	$(0.20)	$0.31	$(0.65)
Cumulative effect of accounting change	—	—	(2.09)	—

	$0.09	$(0.20)	$(1.77)	$(0.65)

Income (loss) per common share, assuming dilution:
Before cumulative effect of accounting change	$0.09	$(0.20)	$0.31	$(0.65)
Cumulative effect of accounting change	—	—	(2.07)	—

	$0.09	$(0.20)	$(1.76)	$(0.65)

Weighted average common shares, basic	20,212,105	22,227,871	21,028,611	19,674,516

Weighted average common shares, assuming dilution	20,602,753	22,227,871	21,150,540	19,674,516

Digi International Reports Fourth Quarter and Fiscal 2003 Results — Page 5

Digi International Inc.
 Condensed Consolidated Balance Sheet
(In thousands)

	September 30, 2003	September 30, 2002

ASSETS
Current assets:
Cash and cash equivalents	$57,633	$58,151
Accounts receivable, net	10,842	10,518
Inventories	10,437	12,491
Other	4,873	5,141

Total current assets	83,785	86,301
Property, equipment and improvements, net	19,888	21,539
Intangible assets, net	23,603	71,686
Net deferred tax assets	4,224	—
Other	1,040	1,302

Total assets	$132,540	$180,828

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowing	$1,983	$—
Current portion of long-term debt	—	891
Accounts payable	5,742	6,591
Accrued expenses and income taxes payable	18,250	13,653
Restructuring accruals	17	2,504

Total current liabilities	25,992	23,639
Long-term debt	—	4,989
Net deferred tax liabilities	685	1,020

Total liabilities	26,677	29,648
Total stockholders’ equity	105,863	151,180

Total liabilities and stockholders’ equity	$132,540	$180,828

Digi International Reports Fourth Quarter and Fiscal 2003 Results — Page 6

Digi International Inc.
 Condensed Consolidated Statement of Cash Flows
For the three months and year ended September 30, 2003

(in thousands)

	Three months	Year
	ended	ended
	September 30, 2003	September 30, 2003

Operating activities:
Net income (loss)	$1,805	$(37,274)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Restructuring	(164)	(600)
Depreciation of property and equipment	826	3,131
Amortization of intangible and other assets	1,512	7,172
Gain from forgiveness of grant payable	(255)	(553)
Goodwill impairment charge	—	43,866
Provision for doubtful accounts and product returns	(174)	(134)
Provision for inventory obsolescence	337	1,248
Deferred income taxes	—	(1,415)
Gain on sale of fixed assets	(1)	(4)
Stock compensation	22	99
Tax benefit related to the exercise of stock options	25	25
Changes in operating assets and liabilities	2,909	226

Total adjustments	5,037	53,061

Net cash provided by operating activities	6,842	15,787

Investing activities:
Purchase of held-to-maturity marketable securities, net	(4,610)	(15,744)
Contingent purchase price payments related to business acquisitions	—	(2,018)
Proceeds from sale of fixed assets	—	6
Purchase of property, equipment, intangibles, and improvements	(618)	(1,697)

Net cash used in investing activities	(5,228)	(19,453)

Financing activities:
Principal payments on long-term debt	(5,490)	(6,787)
Short-term borrowing	1,983	1,983
Purchase of treasury stock	—	(8,555)
Stock benefit plan transactions	432	884

Net cash used in financing activities	(3,075)	(12,475)

Effect of exchange rate changes on cash and cash equivalents	(18)	(121)

Net decrease in cash and cash equivalents	(1,479)	(16,262)
Cash and cash equivalents, beginning of period	24,230	33,490

Cash and cash equivalents, end of period	$22,751	$17,228

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Fourth Quarter and Fiscal 2003 Conference Call Details

Digi invites all those interested in hearing management’s discussion of the quarter and year end to attend our fourth fiscal quarter 2003 conference call, scheduled for Thursday, November 6, 2003, at 4:00 p.m. CT, either by phone or on the Web. Participants can access the call directly at 888-489-9488. International participants may access the call by dialing 212-346-0135. A replay will be available for one week following the call by dialing 402-977-9140 and entering the following access code when prompted: 21164531. Participants may also access a live web cast of the conference call through the investor relations section of Digi’s Web site, www.digi.com.

About Digi International

Digi International, based in Minneapolis, is the leader in Connectware and makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).

Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.

Forward-looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates; rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual reports on Form 10-K for the year ended September 30, 2002 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are

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beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Digi International Contact S. (Kris) Krishnan (952) 912-3125 s_krishnan@digi.com	Investors Contact Laura Wyrick, Gino De Jesus, Dian Griesel The Investor Relations Group New York, NY 212-825-3210 mail@investorrelationsgroup.com